Exhibit 99.1

Emergent BioSolutions Receives New Contract Modification for ACAM2000®, (Smallpox and Mpox (Vaccinia) Vaccine, Live) from the U.S. Government, Further Demonstrating Importance of Public Health Preparedness
GAITHERSBURG, Md., Sept. 09, 2025 (GLOBE NEWSWIRE) -- Emergent BioSolutions Inc. (NYSE: EBS) today announced that a contract modification has been executed in the amount of $56 million to supply ACAM2000®, (Smallpox and Mpox (Vaccinia) Vaccine, Live) to the U.S. government. Deliveries are expected to begin this month. This brings the total projected sales for ACAM2000® vaccine and ancillary products to more than $120 million this year from a diverse base of customers. ACAM2000® is licensed for active immunization against smallpox and mpox disease for persons determined to be at high risk for smallpox or mpox infection.
“Our new contract modification for ACAM2000® vaccine reflects the continued collaboration between Emergent and the U.S. government to prioritize preparedness support,” said Paul Williams, senior vice president, head of products business, global government & public affairs at Emergent. “With our North American manufacturing and supply chain capabilities at the ready, and Emergent’s commitment to being a trusted partner of the U.S. government and offering most favored pricing as part of that commitment, we are helping to strengthen public health efforts through our medical countermeasures portfolio.”
ACAM2000® is a single-dose vaccine administered percutaneously via a bifurcated needle that is dipped into the vaccine solution that is used to prick the skin several times in the upper arm with a droplet of the vaccine. The vaccine was first approved by the U.S. Food and Drug Administration (FDA) in 2007 for active immunization for the prevention of smallpox disease in individuals determined to be at high risk for smallpox infection, and was FDA approved in August 2024 for immunization against mpox in individuals determined to be at high-risk for mpox. ACAM2000® is also licensed for smallpox in Canada, Australia and Singapore and is currently stockpiled both in the U.S. and internationally.
This contract modification is under Emergent’s existing 10-year contract (75A50119C00071) with the Administration for Strategic Preparedness and Response (ASPR) at the United States Department of Health and Human Services.
About ACAM2000®, (Smallpox and Mpox (Vaccinia) Vaccine, Live)
Indication
ACAM2000® is indicated for active immunization for the prevention of smallpox and mpox disease in individuals determined to be at high risk for smallpox and mpox infection.
Select Important Safety Information
Boxed Warning: Serious Complications
Myocarditis and pericarditis (suspect cases observed at a rate of 5.7 per 1000 primary vaccinees (95% CI: 1.9-13.3)), encephalitis, encephalomyelitis, encephalopathy, progressive vaccinia, generalized vaccinia, severe vaccinial skin infections, erythema multiforme major (including STEVENS-JOHNSON SYNDROME), eczema vaccinatum resulting in permanent sequelae or death, accidental eye infection (ocular vaccinia) which can cause ocular complications that may lead to blindness, and fetal death, have occurred following either primary vaccination or revaccination with ACAM2000® or other live

Exhibit 99.1
vaccinia virus vaccines that were used historically. These risks are increased in certain individuals and may result in severe disability, permanent neurological sequelae and/or death.
Contraindications: Do not administer ACAM2000® to individuals with severe immunodeficiency. These individuals may include persons who are undergoing bone marrow transplantation or persons with primary or acquired immunodeficiency states who require isolation.
Warnings & Precautions: Myocarditis and/or pericarditis, ischemic heart disease and non-ischemic dilated cardiomyopathy, encephalitis, encephalomyelitis, encephalopathy, progressive vaccinia (vaccinia necrosum), generalized vaccinia, severe vaccinial skin infections, erythema multiforme major (including Stevens-Johnson syndrome), eczema vaccinatum, fetal vaccinia, fetal death, and accidental eye infection (ocular vaccinia) that may lead to blindness.
Adverse Reactions: Inoculation site signs and symptoms, lymphadenitis, and constitutional symptoms, such as malaise, fatigue, fever, myalgia, and headache.
To report Suspected Adverse Reactions, contact Emergent BioSolutions at 1-877-246-8472 (U.S.), 1-800-768-2304 (Canada), or medicalinformation@ebsi.com; or VAERS at 1-800-822-7967 and https://vaers.hhs.gov.
Please see the full Prescribing Information for ACAM2000® for complete Boxed Warning and safety information.
About Emergent BioSolutions
At Emergent, our mission is to protect and save lives. For over 25 years, we’ve been at work preparing those entrusted with protecting public health. We deliver protective and life-saving solutions for health threats like smallpox, mpox, botulism, Ebola, anthrax and opioid overdose emergencies. To learn more about how we help prepare communities around the world for today’s health challenges and tomorrow’s threats, visit our website and follow us on LinkedIn, X, Instagram, Apple Podcasts and Spotify.
Safe Harbor Statement
This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including statements regarding the expected timing for delivery of the ACAM2000® vaccine and projected sales of ACAM2000®, are forward-looking statements. We generally identify forward-looking statements by using words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “intend,” “may,” “plan,” “position,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” and similar expressions or variations thereof, or the negative thereof, but these terms are not the exclusive means of identifying such statements. Forward-looking statements are based on our current intentions, beliefs and expectations regarding future events based on information that is currently available. We cannot guarantee that any forward-looking statement will be accurate. Readers should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could differ materially from our expectations. Readers are, therefore, cautioned not to place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date of this communication and, except as required by law, we do not undertake any obligation to update any forward-looking statement to reflect new information, events or circumstances.

Exhibit 99.1
There are a number of important factors that could cause our actual results to differ materially from those indicated by any forward-looking statements. Readers should consider this cautionary statement, as well as the risk factors and other disclosures included in our periodic reports filed with the Securities and Exchange Commission, when evaluating our forward-looking statements.
Investor Contact:
Richard S. Lindahl
Executive Vice President, CFO
lindahlr@ebsi.com

Media Contact:
Assal Hellmer
Vice President, Communications
mediarelations@ebsi.com